August 14, 2015

Alpine Equity Trust
2500 Westchester Avenue, Suite 215
Purchase, New York 10577

RE:	Alpine Global Infrastructure Fund

Ladies and Gentlemen:

We have acted as special Massachusetts counsel to Alpine Equity Trust, a Massachusetts business trust (the “Trust”), on behalf of its series, Alpine Global Infrastructure Fund (the “Acquiring Fund”), in connection with the Trust’s Registration Statement on Form N-14 to be filed with the Securities and Exchange Commission on or about August 14, 2015 (the “Registration Statement”), with respect to the Acquiring Fund’s Institutional Class shares of beneficial interest (the “Acquiring Fund Shares”) to be issued in exchange for the assets of Alpine Cyclical Advantage Property Fund, also a series of the Trust (the “Target Fund”), as described in the Registration Statement (the “Reorganization”).  You have requested that we deliver this opinion to you in connection with the Trust’s filing of the Registration Statement.

In connection with the furnishing of this opinion, we have examined the following documents:

(a)            a certificate dated as of a recent date of the Secretary of the Commonwealth of Massachusetts as to the existence of the Trust;

(b)            a copy of the Trust’s Declaration of Trust, dated October 26, 1988 and all amendments thereto on file with the office of the Secretary of the Commonwealth of Massachusetts ( as so amended, the “Declaration”);

(c)            a copy of the Trust’s Restated Certificate of Designation, as filed with the office of the Secretary of the Commonwealth of Massachusetts on September 29, 2011 and the Designation of Classes of Shares as filed with the office of the Secretary of the Commonwealth of Massachusetts on December 13, 2011 (collectively, the “Designations”);

(d)            a certificate of the Secretary of the Trust, certifying as to the Trust’s Declaration, Designations, By-Laws as currently in effect (the “By-Laws”), and the resolutions adopted by the Trust’s Board of Trustees at a meeting held on July 31, 2015 approving the Reorganization (the “Resolutions”);

(e)            a printer’s proof of the Registration Statement received on August 12, 2015; and

Alpine Equity Trust
August 14, 2015

(f)            a copy of the Agreement and Plan of Reorganization by and between the Trust on behalf of the Acquiring Fund and the Trust on behalf of the Target Fund in the form included as Appendix B to the combined Prospectus/Information Statement included in the draft Registration Statement referred to in subparagraph (e) above (the “Agreement and Plan”).

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, including conformed copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.  We note that the resolutions of the Board of Trustees of the Trust adopted on July 31, 2015, as attached to the certificate referenced in subparagraph (d) above and reviewed by us in connection with rendering this opinion, are in draft form, and we have assumed for the purposes of this opinion that the resolutions will be finalized and incorporated into minutes of such meeting approved by the Trust’s Trustees, prior to the issuance of the Acquiring Fund Shares, in substantially the form attached to such certificate.  We have also assumed for the purposes of this opinion that (i) the Registration Statement, as filed with the Commission, will be in substantially the form of the draft referred to in subparagraph (e) above; (ii) the number of Acquiring Fund Shares to be issued will not exceed the amount of such Shares needed to consummate the Reorganization; (iii) the Agreement and Plan will have been duly completed, executed and delivered by the parties thereto in substantially the form of the copy referred to in subparagraph (f) above; (iv) any consents or approvals required for the Reorganization will have been received; (v) the Declaration, Designation, Resolutions, and the Agreement and Plan will not have been amended, modified or withdrawn and will be in full force and effect on the date of issuance of such Acquiring Fund Shares; and (vi) there will not have been any changes in applicable law or any other facts or circumstances relating to the Reorganization as of the date of the issuance of such Acquiring Fund Shares.

This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

Alpine Equity Trust
August 14, 2015

This opinion is limited solely to the internal substantive laws of the Commonwealth of Massachusetts as applied by courts located in such Commonwealth, except that we express no opinion as to any Massachusetts securities law. No opinion is given herein as to the choice of law which any tribunal may apply.  In addition, to the extent that the Trust’s Declaration or By-Laws refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended, or any other law or regulation applicable to the Acquiring Fund, except for the internal substantive laws of the Commonwealth of Massachusetts, as aforesaid, we have assumed compliance with such reference, incorporation or requirement by the Acquiring Fund.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, please be advised that it is our opinion that the Acquiring Fund Shares, when issued and sold in accordance with the Trust’s Declaration and the Resolutions and for the consideration described in the Agreement and Plan, will be validly issued, fully paid and nonassessable, except that shareholders of the Trust may under certain circumstances be held personally liable for its obligations.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the discussion of this opinion in the combined Prospectus/Information Statement included in the Registration Statement and to the use of our name and reference to our firm in the Registration Statement.  In rendering this opinion and giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP
MORGAN, LEWIS & BOCKIUS LLP